Exhibit 19.1

LIFELOC TECHNOLOGIES, INC.
INSIDER TRADING POLICY

I. PURPOSE

This Policy provides guidelines to employees, officers and directors of and consultants to Lifeloc Technologies Inc. (the “Company”) with respect to transactions in the Company’s securities.

II. DEFINITIONS:

a.	Insider: All officers of the Company, all members of the Company’s Board of Directors, and all employees of, and consultants and contractors to, the Company and its subsidiaries who receive or have access to Material Nonpublic Information (as defined below) regarding the Company. Insiders also include the members of immediate families, and members of the households of the individuals in the prior sentence. This Policy also applies to any person who receives Material Nonpublic Information from any Insider.
b.	Material Nonpublic Information: Nonpublic information is information that has not been disclosed to the general public and is otherwise not available to the general public. It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the Company’s securities.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Both positive and negative information may be material. Examples of such information include, but are not limited to:
•	Financial results, including revenues and costs
•	News of a pending or proposed merger or joint venture
•	Impending bankruptcy or financial liquidity problems
•	New product announcements of a significant nature
•	Significant acquisitions
•	Significant litigation exposure due to actual or threatened litigation
•	Major changes in senior management.

c.	Trading Window: The period of time commencing on the second Trading Day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing until the beginning of the first of the last five Trading Days of the end of the next fiscal quarter.
d.	Trading Day: Trading Day shall mean a day on which national stock exchanges and the National Association of Securities Dealers, Inc. Automated Quotation System (NASDAQ) are open for trading.

III. REFERENCES:

None

IV. POLICY:

a.	It is the Policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.
b.	This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options.
c.	Any person who possesses Material Nonpublic Information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy. Because the Company cannot know what every employee or consultant knows at any specific time, any individual possessing what could be construed to be Material Nonpublic Information should consult the Chief Financial Officer before engaging in any securities transactions, or in any way discussing the information with non-Lifeloc Technologies, Inc. personnel.

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d.	Trading on Material Nonpublic Information: No director, officer or employee of, or consultant to, the Company, and no member of the immediate family or household of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company, and ending at the close of business on the second Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.
e.	Tipping: No Insider shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.
f.	Confidentiality of Nonpublic Information: Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.
g.	Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option, is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16.

h.	No officer or director may ever make a short sale of the Company’s stock.

V. POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION:

a.	Liability for Insider Trading. Insiders may be subject to penalties of up to $1,000,000 and up to ten years in jail for engaging in transactions in the Company’s securities at a time when they have knowledge of Material Nonpublic Information regarding the Company.
b.	Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges and the National Association of Securities Dealers, Inc. use sophisticated electronic surveillance techniques to uncover insider trading.
c.	Possible Disciplinary Action. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

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VI. GUIDELINES:

a.	Suggested Closure of Trading Window For Officers, Directors and All Employees. The period beginning five trading days before the end of each quarter and ending one Trading Day following the date of public disclosure of the financial results for that quarter, is a particularly sensitive period of time for transactions in the Company’s stock from the perspective of compliance with applicable securities laws. This sensitivity is due to the fact that officers, directors and certain other employees and consultants will, during that period, often possess Material Nonpublic Information about the expected financial results for the quarter.

Accordingly, to ensure compliance with this Policy and applicable federal and state securities laws, it is suggested that all directors, officers, employees and consultants having access to the Company’s internal financial statements or other Material Nonpublic Information not conduct transactions involving the purchase or sale of the Company’s securities during this period.

From time to time, the Company may also recommend that directors, officers, selected employees and others suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the company’s securities during such period and should not disclose to others the fact of such suspension of trading.

The purpose behind the suggested self-imposed non-Trading Window period is to help establish a diligent effort to avoid any improper transaction.

It should be noted, however, that even during the Trading Window, any person possessing Material Nonpublic Information concerning the Company should not engage in any transaction in the Company’s securities until such information has been known publicly for at least one Trading Day, whether or not the Company has recommended a suspension of trading to that person. Trading in the Company’s securities during the Trading Window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

b.	Preclearance of Trades. The Company has determined that all officers and directors of the Company must refrain from trading in the Company’s securities, even during the Trading Window, without first complying with the Company’s preclearance process. Each officer and director should contact the Company’s Chief Financial Officer prior to commencing any trade in the Company’s securities. The Company may find it necessary, from time to time, to require compliance with the preclearance process from certain employees and consultants other than and in addition to officers and directors.
c.	Individual Responsibility. Every officer, director, employee and consultant has the individual responsibility to comply with this Policy regarding insider trading, regardless of whether the Company has a suggested Trading Window for that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities.
d.	An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.
e.	For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the stock option plan.

VII. INSIDE INFORMATION REGARDING OTHER PUBLIC COMPANIES:

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with or other services performed on behalf of, the Company.  Civil and criminal penalties, and termination of employment may result from trading on inside information regarding the Company’s business partners.  All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

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